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                                                                    EXHIBIT 11.1

                             3DFX INTERACTIVE, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                   THREE MONTHS ENDED  THREE MONTHS ENDED  NINE MONTHS ENDED   NINE MONTHS ENDED
                                                   SEPTEMBER 30, 1997  SEPTEMBER 30, 1996  SEPTEMBER 30, 1997  SEPTEMBER 30, 1996
                                                   ------------------  ------------------  ------------------ -------------------
Net loss ......................................          $   (872)          $ (4,110)          $ (3,787)          $(11,152)
                                                         ========           ========           ========           ========

Weighted average common shares outstanding ....            12,454              1,886             10,169              1,883

Weighted average common equivalent shares .....              --                5,401               --                5,106
  related to convertible preferred stock (using
  if-converted method)

Common equivalent shares relating to stock ....              --                2,834              1,890              2,834
options and warrants issued (using the treasury
stock method) subsequent to April 15, 1996

Shares used in computing net loss per share ...            12,454             10,121             12,059              9,823

Net loss per share ............................          $  (0.07)          $  (0.41)          $(0..31)           $  (1.14)
                                                         ========           ========           ========           ========
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